Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter and Year Ended December 31, 2014 and Announces $0.22 AFFO Per Share for 2014

DENVER, February 25, 2015 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT: FPI) (the “Company”) today reported financial results for the quarter and year ended December 31, 2014.

Fourth Quarter and Full Year Highlights

•                  Completed initial public offering of common stock on April 16, 2014, generating $53.2 million in gross proceeds and creating a portfolio of 7,323 acres

•                  Completed a follow-on offering of common stock on July 30, 2014, generating $46.5 million in gross proceeds

•                  Closed on $127.8 million of farm acquisitions totaling 39,162 acres since the initial public offering, including $91.9 million of farm acquisitions totaling 22,184 acres in the fourth quarter

•                  Reported Adjusted Funds from Operations (“AFFO”) per diluted weighted average share of $0.04 for the fourth quarter and $0.22 for year ended December 31, 2014

•                  Increased the maximum borrowing capacity under the secured note purchase facility (the “Farmer Mac Facility”) to $150 million and issued a total of $60.4 million of three-year interest-only bonds in the fourth quarter at fixed interest rates ranging from 2.35% to 2.56%

•                  Declared a dividend of $0.116 per share ($0.464 annualized) for the fourth quarter of 2014, representing a 10.5% increase over the third quarter dividend

•                  Closed on $7.0 million of farm acquisitions totaling 2,043 acres subsequent to December 31, 2014

“After focusing on our capital raising efforts early in the year, we stayed busy throughout the second half of 2014 putting our capital to work and diligently expanding our portfolio,” said Paul Pittman, the Company’s CEO. “Having grown our portfolio from our IPO properties in the Corn Belt to farms in the Delta, High Plains, and Southeast as well, we will look to increase our presence in each of these regions in 2015.”

First Quarter 2015 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.116 per share to be paid on April 15, 2015 to stockholders of record at close of business on April 1, 2015. The annualized dividend of $0.464 per share represents an annual distribution rate of 4.11% based on the Company’s closing stock price on Tuesday, February 24, 2015.

Investment Activity

In the fourth quarter of 2014, the Company completed 31 acquisitions in six states as follows:

•                  One farm in Mississippi totaling 1,964 acres for a purchase price of $6.8 million

•                  Two farms in Louisiana totaling 1,973 acres for an aggregate purchase price of $9.0 million

•                  Five farms in Colorado totaling 2,110 acres for an aggregate purchase price of $9.0 million

•                  Nine farms in Nebraska totaling 1,888 acres for an aggregate purchase price of $10.9 million

•                  Seven farms in South Carolina totaling 6,818 acres for a purchase price of $27.6 million

•                  Seven farms in Arkansas totaling 7,431 acres for an aggregate purchase price of $28.5 million

In addition, in the fourth quarter of 2014, the Company entered into contracts for four farms in Mississippi, Colorado, and Nebraska totaling 2,043 acres for an aggregate purchase price of $7.0 million, all of which closed subsequent to December 31, 2014.

Furthermore, subsequent to December 31, 2014, the Company entered into contracts for the acquisition of two farms in South Carolina and Arkansas totaling 1,436 acres for an aggregate purchase price of $5.3 million, both of which are expected to close in the first half of 2015.

Balance Sheet and Financing Activity

The Company increased the maximum borrowing capacity under the Farmer Mac Facility from $30 million to $75 million on October 17, 2014 and to $150 million on December 22, 2014. In the fourth quarter of 2014, the Company issued four 3-year interest-only bonds totaling $60.4 million with fixed interest rates ranging from 2.35% to 2.56%. As of December 31, 2014, the Company had total outstanding debt of $113.9 million, including $81.1 million under the Farmer Mac Facility.

Adjusted Funds from Operations and Adjusted EBITDA

AFFO was $0.4 million for the fourth quarter of 2014, compared with ($0.5) million for the fourth quarter of 2013, and $1.3 million for the year ended December 31, 2014, compared with $0.2 million for the year ended December 31, 2013. AFFO per diluted weighted average share was $0.04 for the fourth quarter of 2014 and $0.22 for the twelve months ended December 31, 2014.

Adjusted EBITDA was $0.8 million for the fourth quarter of 2014, compared with ($0.2) million for the fourth quarter of 2013, and $2.7 million for the year ended December 31, 2014, compared with $1.5 million for the year ended December 31, 2013.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Operating Results

As of December 31, 2014, the Company’s portfolio included 87 farms totaling approximately 46,485 acres.

The majority of our tenants pay 100% of their annual rent in advance of each spring planting season. Consistent with industry practice for cash rents, when we make new acquisitions in the first half of the year, we often will receive 100% of the year’s rent at closing. However the Company recognizes revenues on a straight-line basis throughout the entire multi-year term of the lease, as required by U.S. generally accepted accounting principles (“GAAP”).

The Company recorded rental income of $1.4 million and net loss of $0.3 million for the three months ended December 31, 2014, as compared to rental income of $0.6 million and net loss of $0.5 million for the same period in 2013. The Company recorded rental income of $4.0 million and a net loss of $0.7 million for the year ended December 31, 2014, as compared to rental income of $2.4 million and net income of $34,172 for the same period in 2013.

Total rental income increased $1.6 million or 69.0%, for the year ended December 31, 2014, as compared to the year ended December 31, 2013. Contractual rents for the same-property portfolio increased $0.3 million, or 11.4%, for the year ended December 31, 2014, as compared to the year ended December 31, 2013, as a result of average annual cash rent for the same-property portfolio increasing to $365 per acre for the year ended December 31, 2014 from $327 per acre for the same period in 2013.

The Company received full year rent payments of $2.7 million and a full year rent payment of $25,850 for the years ended December 31, 2014 and 2013, respectively, under lease agreements entered into in connection with farms acquired during the respective periods.

2015 Rents

As of February 25, 2015, the Company’s portfolio included 91 farms totaling approximately 48,528 acres with projected 2015 annual rent of approximately $9.2 million. The projected 2015 annual rent includes approximately $0.5 million under variable rent leases, which is management’s estimate based on the historical productivity of those farms and regional crop price projections, an estimated $0.6 million for leases that are currently under negotiation, and $0.2 million in internal leases.

Conference Call Information

The Company has scheduled a conference call on Thursday, February 26, 2015 at 11:00 a.m. (Eastern Time) to discuss its financial results for the fourth quarter and year ended December 31, 2014 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, (412) 902-4107.  Participants can reference the Farmland Partners Inc. Fourth Quarter and Fiscal Year 2014 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning February 26, 2015 at 1:00 p.m. (Eastern Time) until March 13, 2015 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10061323. A replay of the webcast will also be accessible on the Investor Relations website for one year following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 91 farms with an aggregate of 48,528 acres in Illinois, Nebraska, Colorado, Arkansas, Louisiana, Mississippi, and South Carolina, with two farms under contract in South Carolina and Arkansas totaling 1,436 acres. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

IPO and Formation Transactions

Due to the timing of the IPO and related formation transactions, the Company’s financial condition as of December 31, 2013 reflects the financial condition of the Company’s predecessor, FP Land LLC (“FP Land”), and the results of operations for the three and twelve months ended December 31, 2013 reflect the financial condition and results of operations of FP Land.  The Company’s financial condition as of December 31, 2014 and the results of operations for the three months ended December 31, 2014 reflect the financial condition and results of operations of the Company. The results of operations for the year ended December 31, 2014 reflect the financial condition and results of operations of FP Land combined with the Company for the period prior to April 16, 2014, and the Company’s consolidated results for the period from April 16, 2014 through December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, without limitation, statements with respect to proposed acquisitions, financing activities, crop yields and prices and 2015 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program and the other factors described in the section entitled “Risk Factors” in the prospectus that the Company filed with the Securities and Exchange Commission on July 25, 2014.   Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

as of December 31, 2014 and 2013

	December 31,
	2014	2013
ASSETS
Land, at cost	$152,294,899	$34,693,573
Grain facilities	2,650,607	2,563,415
Groundwater	5,004,942	—
Irrigation improvements	5,188,459	768,935
Drainage improvements	783,475	779,975
Other	570,574	—
Real estate, at cost	166,492,956	38,805,898
Less accumulated depreciation	(777,469)	(450,474)
Total real estate, net	165,715,487	38,355,424
Deposits	419,548	—
Cash	33,736,166	17,805
Deferred financing fees, net	364,893	133,734
Deferred offering costs	—	699,013
Accounts receivable	336,919	12,867
Accounts receivable, related party	182,763	450,833
Other	267,431	—

TOTAL ASSETS	$201,023,207	$39,669,676

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable	$113,878,300	$43,065,237
Dividends payable	1,122,504	—
Accrued interest	238,933	78,603
Accrued property taxes	241,221	—
Deferred revenue	1,364,737	—
Accrued expenses	651,672	1,248,758
Total liabilities	117,497,367	44,392,598

Commitments and contingencies

Equity
Common stock, $0.01 par value, 500,000,000 shares authorized; 7,731,755 and 1,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	75,175	10
Additional paid in capital	68,980,437	990
Retained deficit	(568,192)	—
Cumulative dividends	(2,130,218)	—
Members’ deficit	—	(4,723,922)
Non-controlling interest in operating partnership	17,168,638	—
Total equity (deficit)	83,525,840	(4,722,922)

TOTAL LIABILITIES AND EQUITY	$201,023,207	$39,669,676

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three months and years ended December 31, 2014 and 2013

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
OPERATING REVENUES:
Rental income	$1,444,276	$645,979	$3,970,461	$2,350,025
Tenant reimbursements	58,754	(26,007)	247,664	—
Total operating revenues	1,503,030	619,972	4,218,125	2,350,025

OPERATING EXPENSES
Depreciation and depletion	119,104	39,974	328,576	148,547
Property operating expenses	74,045	36,870	248,643	37,535
Acquisition and due diligence costs	89,771	(14,435)	193,296	257
General and administrative expenses	809,163	131,508	2,275,426	155,126
Legal and accounting	372,147	620,000	615,339	632,094
Total operating expenses	1,464,230	813,917	3,661,280	973,559
OPERATING INCOME	38,800	(193,945)	556,845	1,376,466

OTHER (INCOME) EXPENSE:
Other income	(125,012)	—	(144,020)	—
Interest expense	462,836	341,042	1,372,162	1,342,294
Total other (income) expense	337,824	341,042	1,228,142	1,342,294
NET (LOSS) INCOME	(299,024)	(534,987)	(671,297)	34,172

Net loss attributable to non-controlling interests - operating partnership	(61,464)	—	103,105	—

Net (loss) income attributable to the Company	$(360,488)	$(534,987)	$(568,192)	$34,172

Nonforfeitable dividends allocated to unvested restricted shares	(24,856)		(69,856)

Net (loss) income available to common stockholders of Farmland Partners Inc.	$(385,344)		$(638,048)

Basic and diluted per common share data:
Basic and diluted net loss available to common stockholders	$0.050		$(0.15)
Distributions declared per common share	$0.116		$0.33
Basic and diluted weighted average common shares outstanding	7,517,472		4,264,906

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months and years ended December 31, 2014 and 2013

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net (loss) income	$(299,024)	$(534,987)	$(671,297)	$34,172
Depreciation and depletion	119,104	39,974	328,576	148,547
FFO	(179,920)	(495,013)	(342,721)	182,719

Crop year adjusted revenue	35,114	(13,050)	566,760	—
Stock based compensation	234,080	—	680,540	—
Real estate acquisition related audit fees	185,000	—	185,000	—
Real estate related acquisition and due diligence costs	89,771	(14,435)	193,296	257
AFFO	$364,045	$(522,498)	$1,282,875	$182,976

AFFO per diluted weighted average share data:

AFFO common shares	9,676,755		5,797,110
U.S. GAAP income (loss) per share	$(0.05)		$(0.15)
Income available to non-controlling interest in Operating Partnership	0.02		0.03
Depreciation and depletion	0.01		0.06
Crop year adjusted revenue	0.01		0.10
Stock based compensation	0.02		0.12
Real estate acquisition related audit fees	0.02		0.03
Real estate related acquisition and due diligence costs	0.01		0.03
AFFO diluted weighted average per share	$0.04		$0.22

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net (loss) income	$(299,024)	$(534,987)	$(671,297)	$34,172
Interest expense	462,836	341,042	1,372,162	1,342,294
Depreciation and depletion	119,104	39,974	328,576	148,547
EBITDA	$282,916	$(153,971)	$1,029,441	$1,525,013

Crop year adjusted revenue	35,114	(13,050)	566,760	—
Stock based compensation	234,080	—	680,540	—
Real estate acquisition related audit fees	185,000	—	185,000	—
Real estate related acquisition and due diligence costs	89,771	(14,435)	193,296	257
Adjusted EBITDA	$826,881	$(181,456)	$2,655,037	$1,525,270

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year adjusted revenue, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.